EXHIBIT 10(iii).13

BALDOR ELECTRIC COMPANY

NON-QUALIFIED STOCK OPTION AGREEMENT

For Non-Employee Directors

This Agreement is entered into as of «DATE» (the “Agreement Date”), by and between BALDOR ELECTRIC COMPANY (the “Company”) and «OPTIONEE» (ID # «SS» ) (the “Director”). The Plan under which this Agreement is made is the Baldor Electric Company 2006 Equity Incentive Plan and the Administrator of the Plan is the Stock Option Committee of the Board of Directors of the Company.

The Board of Directors of the Company, with the approval of the shareholders of the Company, has determined: (1) that the interests of the Company will be advanced by encouraging and enabling its non-employee Directors, whose services are considered essential to the Company’s continued progress, to increase their ownership interest; (2) that the acquisition of such an interest in the Company will better align the non-employee Directors’ compensation with creating and sustaining shareholder value; and (3) that providing this ownership opportunity will assist in attracting and retaining highly qualified individuals to serve as Directors of the Company.

The Company and the Director hereby agree to all of the terms, conditions, and restrictions of the Plan and further agree as follows:

1.	Shares Subject to Option. The Company hereby grants to the Director the option to purchase all or part of an aggregate of «UNITS » shares of common stock of the Company at the purchase price of $ «PRICE » per share.

2.	Time, Manner of Exercise, and Form of Payment. The options shall be one hundred percent (100%) exercisable on and after «EXERVEST». Options granted pursuant to this Agreement shall cease to be exercisable on and after «EXPIRATION», and the Director shall have no rights to these options after this date. Subject to Paragraphs 3 and 6, the Director may purchase all or part of the shares subject to this Agreement, but in no case may the Director exercise an option for a fraction of a share. The option granted pursuant to this Agreement shall be exercisable by the giving of written notice of exercise to the Company on a form provided by the Company and shall be accompanied by payment in full of the purchase price for the shares to be purchased. The full purchase price shall be payable in cash or check at the time of exercise. In lieu of cash or check, the Director may make payment, in whole or in part, by tendering shares of common stock of the Company (“Shares”) valued at the fair market value on the day before the date the Company receives written notice of exercise from the Director; provided that, the shares used to purchase shares under this Agreement must be issued to the Director in certificate form. The purchase transaction shall be affected as soon as practical following receipt by the Company of such a written notice.

3.	Shareholder Status. Neither the Director nor his legal representatives shall have any rights or privileges of a shareholder of the Company with respect to any of the Shares issuable on the exercise of this option unless and until certificates representing such shares shall have been issued and delivered to the Director or his representatives.

4.	Adjustment of Shares. If prior to exercise there shall be any change in the outstanding common shares of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise, proportionate adjustments to the kind and number of shares and price per share of shares subject to this option shall be made by the Administrator. No fractional shares of stock shall be issued under this option on account of any such adjustments, and rights to shares shall be limited after such an adjustment to the lower full share. The determination by the Administrator in each case shall be conclusive and binding on the Company and the Director and his legal representatives.

5.	Termination of Service. If the event of termination of service on the Board by a holder of an option, each of the then outstanding options of such holder will continue to mature and become exercisable in accordance with paragraph 2 above and the holder may exercise the matured installments at any time within five years after such termination of service but in no event after the expiration date of the tern of the option.

Death – In the event of death of the holder of any option, each of then outstanding options of such holder will immediately mature in full and become exercisable by the holder’s legal representative at any time within a period of five years after death, but in no event after the expiration date of the term of the option. However, if the holder dies within five years following termination of service on the Board, such option shall only be exercisable for two years after the holder’s death or five years after termination of service, whichever is longer, or until the expiration date of the term of the option.

The option holder shall have no further rights under this Agreement after the expiration of such exercise period.

6.	Options Non-Assignable and Non-Transferable - Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder’s lifetime only by the holder or the holder’s guardian or legal representative (the “Optionee).

7.	Tax Obligations – The Optionee may direct that the Company pay on his or her behalf and any all tax obligations, sufficient to satisfy the minimum required federal, state and local withholding taxes, if any, incurred by the Optionee due to the exercise of the Options (the “Tax Obligation”). To pay for the Tax Obligation, the Optionee may remit cash, surrender shares previously owned by the Optionee, or the Optionee may direct the Company to withhold shares of stock issuable from the exercise. If the Optionee so directs then the Optionee shall reimburse the Company with that number of shares of the Company’s common stock that are necessary to reimburse the Company for the amount of the Tax Obligations. The number of shares necessary will be based on the fair market value on the day immediately preceding the date of the exercise.

BALDOR ELECTRIC COMPANY	ATTEST:

John A. McFarland	Ronald E. Tucker
Chairman and CEO	President, CFO and Secretary

Signature of Director	Printed Name of Director

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